EXHIBIT 10(r).

Global Assignee & Repatriation

RELOCATION AGREEMENT

McDonald’s Corporation has agreed to pay for or reimburse me for certain expenses in connection with relocation. In consideration for this, I agree as follows:

1.	I understand and agree to all terms and conditions contained in the McDonald’s Relocation Program Brochure.

2.	If I resign or my employment with McDonald’s otherwise terminates (excluding termination due to a reduction in workforce) within six months from the job effective date noted below and/or within 6 months from the last date on which my relocation expenses have been paid on my behalf, (which ever occurs later), I agree to reimburse McDonald’s for all expenses incurred in my relocation, including, but not limited to, the following terms:

a)	The total amount of the lump sum, cost of living and temporary living payments.

b)	The cost of moving household goods and other personal property.

c)	Any commission and other charges connected with the buyout/sale of my current home.

d)	Closing and other costs related to the purchase of my home at the new location.

e)	All other amounts which may be paid to me or on my behalf in connection with my relocation.

3.	To the extent that this agreement provides for reimbursement to McDonald’s for the expenses outlined above I hereby expressly authorize the Company to deduct such expenses from any money or benefits due to me from McDonald’s to the full extent permitted by law and agree to promptly repay any balance which may remain.

4.	I agree to pay any attorney’s fees and costs incurred by McDonald’s in seeking reimbursement, as well as interest on any outstanding balance which I am obligated to repay.

5.	If a homeowner, I hereby state that I and my spouse, if applicable, hold sole title to the property in which I currently reside and it is not subject to any dispute, argument, or encumbrance including but not limited to, divorce, joint ownership, probate, rental agreement, etc., or any other condition that will affect my ability to convey clear title when it is sold.

6.	If I have been furnished a Company car, I understand the following:

a)	For relocations into Home Office or a Division office from a regional office, the personal use charge will generally be higher. In addition, positions at a director level or above require a one-time, permanent salary reduction to buy into the program. Positions below the director level have the choice of a one-time car loss allowance or a three-year phase out of the company car program.

b)	For relocations out of Home Office or a Division office to a regional office, the personal use charge will generally be lower. Any permanent salary reduction to buy into the program will not be refunded. The relocation of a company provided vehicle is contingent provided you will drive a minimum of 18,000 business miles in your new location.

7.	Nothing herein shall be constructed to constitute a guarantee or contract of employment by McDonald’s for the twelve-month period referred to in Section 2, above or for any other time period. I am an at will employee and McDonald’s may terminate my employment at any time.

8.	In case of any conflict between this document and any other documents, policies or statements, written or oral, this document shall apply.

Signature:	/s/ Timothy J. Fenton	Date: 1-12-06

Job Effective Date: 3-15-06		New Location: Hong Kong

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